Exhibit 99.1

Lundbeck to acquire Longboard Pharmaceuticals in a strategic deal, significantly enhancing its neuroscience pipeline

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The proposed acquisition represents a significant step forward in Lundbeck’s Focused Innovator strategy, adding a highly innovative and complementary product in late-stage development for Developmental and Epileptic Encephalopathies (DEEs) - an area of high unmet medical need

•	The acquisition will enhance and complement Lundbeck’s capabilities and presence within neuro-rare conditions

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The lead asset, bexicaserin, holds blockbuster potential and is in development for the treatment of DEEs in a program enrolling patients diagnosed with Dravet syndrome, Lennox-Gastaut syndrome, and other DEE syndromes

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Bexicaserin has shown encouraging anti-seizure effects to date in preclinical and clinical studies, with its next-generation superagonist mechanism specifically targeting 5-HT2C receptors, supporting bexicaserin’s potential to offer a highly differentiated and best-in-class profile

•	A global phase III trial (DEEp SEA) evaluating bexicaserin for the treatment of seizures associated with Dravet syndrome was initiated in September 2024

•	Total transaction value of approximately USD 2.6 billion equity value and USD 2.5 billion net of cash (approximately DKK 17 billion). Funding will be through existing cash resources and bank financing

Valby, Denmark and La Jolla, California, USA, October 14, 2024. H. Lundbeck A/S (Lundbeck) and Longboard Pharmaceuticals, Inc (NASDAQ: LBPH) (Longboard) today announced an agreement for Lundbeck to acquire Longboard. Under the terms of the agreement, Lundbeck will commence a tender offer for all outstanding shares of Longboard common stock, whereby Longboard shareholders will be offered a payment of USD 60.00 per share in cash. The transaction is valued at approximately USD 2.6 billion equity value and USD 2.5 billion (approximately DKK 17 billion) net of cash, on a fully diluted basis.

The board of directors of both companies have unanimously approved the transaction. The transaction is expected to close in the fourth quarter of 2024, subject to the tender of at least a majority of the total number of Longboard outstanding voting shares, receipt of required regulatory clearances, and other customary conditions.

Longboard is a clinical-stage biopharmaceutical company focused on developing novel, transformative medicines for neurological diseases. Its lead asset, bexicaserin, has shown encouraging anti-seizure reduction to date in preclinical and clinical studies, with its next-generation superagonist mechanism specifically targeting 5-HT2C receptors, which support bexicaserin’s potential to offer a highly differentiated and best-in-class profile. Bexicaserin is now being evaluated in a global phase III clinical program (the DEEp Program).

“This transformative transaction will become a cornerstone in Lundbeck’s neuro-rare franchise, with a potential to drive growth into the next decade. Bexicaserin addresses a critical unmet need for patients suffering from rare and severe epilepsies, for which there are very few good treatment options available.

With this acquisition, we continue to execute on our Focused Innovator strategy, transforming the lives of patients suffering from severe brain disorders,” said Charl van Zyl, President and CEO of Lundbeck.

“Longboard was founded to transform the lives of people living with devastating neurological conditions. I am incredibly proud of what our team has achieved; delivering groundbreaking data with a differentiated and inclusive clinical approach to address the needs of a wide range of DEEs and obtaining Breakthrough Therapy designation,” stated Kevin R. Lind, President and Chief Executive Officer of Longboard. “I would like to thank the entire DEE community, in particular bexicaserin’s study participants and their caregivers as well as the advocacy groups, investigators, sites and coordinators for their support and partnership. Lundbeck’s remarkable capabilities will accelerate our vision to provide increased equity and access for underserved DEE patients with significant unmet medical needs.”

Strategic benefits

The acquisition of Longboard marks a strategic milestone for Lundbeck, enhancing and complementing our Focused Innovator strategy and advancing our goal of building a neuro-rare disease franchise.

Through the acquisition of Longboard, Lundbeck gains access to bexicaserin, a novel 5-HT2C agonist in development for the treatment of seizures associated with DEEs, including Dravet syndrome, Lennox-Gastaut syndrome, and other rare epilepsies. This aligns with Lundbeck’s expertise in delivering innovative treatments and re-establishes our scientific and commercial leadership in rare epilepsies. Bexicaserin has entered a global phase III trial (DEEp SEA Study) evaluating bexicaserin for the treatment of seizures associated with Dravet syndrome in participants two years of age and older. The DEEp SEA Study is part of a broader DEEp Program (DEEp SEA, DEEp OCEAN and DEEp OLE) which is planned to take place across ~80 sites globally and include ~480 participants with a range of DEEs. Bexicaserin has received Breakthrough Therapy Designation (BTD) from the U.S. FDA and is set to become a cornerstone of Lundbeck’s new neuro-rare disease franchise. Recent nine-month open-label data further supports the de-risked nature of its 5-HT2C mode-of-action, highlighting its superior target product profile.

The bexicaserin asset complements Lundbeck’s mid- to late-stage pipeline and diversifies revenue growth following the expected launch in the fourth quarter of 2028 and with a global peak sales potential estimated by Lundbeck between USD 1.5 - 2 billion.

Terms, closing conditions and financing

Under the terms of the agreement, Lundbeck will commence a tender offer for all outstanding shares of Longboard common stock, whereby Longboard shareholders will be offered a payment for USD 60 per share in cash. The cash consideration represents a 77% premium to the 30-day volume-weighted average price (“VWAP”) of shares of Longboard common stock as of September 30, 2024.

If the tender offer is consummated, Lundbeck will acquire any shares of Longboard common stock not tendered into the tender offer through a merger for the same per share consideration as will be payable in the tender offer. The merger will occur as soon as practicable after the closing of the tender offer.

Lundbeck expects to fund the acquisition through existing cash resources and its existing bank financing facility. Following closing of the transaction, Lundbeck will focus on de-leveraging and leverage is expected to be in Lundbeck’s target range of <2.5x NIBD/EBITDA within 18-24 months.

The terms and conditions of the tender offer will be described in the tender offer documents, which will be filed with the U.S. Securities and Exchange Commission.

We expect to recognize integration costs in the amount of approximately USD 80 million (approximately DKK 550 million), which predominantly will impact 2024 and will be adjusted for in Adjusted EBITDA. Lundbeck’s financial guidance for 2024 is confirmed.

Advisors

For Lundbeck, PJT Partners LP is acting as exclusive financial advisor and Baker McKenzie is acting as legal advisor in this transaction. For Longboard, Evercore and Centerview Partners LLC are acting as financial advisors and Cooley LLP is acting as legal advisor.

Conference Call

Today at 13:30 pm (CET), Lundbeck will be hosting a conference call for the financial community. To participate in the conference call please follow the instructions below

Webcast streaming link: Conference call

Teleconference registration link: Teleconference registration

About the DEEp SEA Study

The DEEp SEA Study (LP352-302) is a global phase III double-blind, placebo-controlled clinical trial to evaluate the efficacy of bexicaserin in Dravet syndrome as assessed by countable motor seizures in ~160 participants between the ages of two and 65 years old. An important secondary objective is to evaluate the safety and tolerability of bexicaserin. Following a 5-week screening period and baseline evaluations, study participants initiate dose titration over a 3-week period and subsequently continue on the highest tolerated dose throughout the maintenance period of 12-weeks. Following the maintenance period, eligible participants will be given the opportunity to enroll in the 52-week DEEp Open-Label Extension (DEEp OLE Study LP352-303). The phase III DEEp SEA Study is part of the broader DEEp Program which will take place across ~80 sites globally and include ~480 participants with a range of Developmental and Epileptic Encephalopathies (DEEs).

About Developmental and Epileptic Encephalopathies (DEEs)

Epilepsy is the third leading contributor to the global burden of neurological disorders and affects 65 million people worldwide. DEEs are a group of severe early-childhood onset epilepsies characterized by refractory seizures and developmental delay and/or regression. These diseases are often progressive and commonly show resistance to treatment. DEEs encompass a diverse range of over 25 syndromes, of which only four currently have FDA-approved therapies with partial treatment responses. Consequently, there is a remaining significant unmet need to find therapies that efficiently act across the DEE spectra. Some common epilepsy syndromes that are DEEs include:

•	Dravet syndrome

•	Lennox-Gastaut syndrome

•	Tuberous sclerosis complex

•	CDKL5 deficiency disorder

•	Early infantile epileptic encephalopathy, including Ohtahara syndrome and early myoclonic encephalopathy

•	Infantile epileptic spasms syndrome, including West syndrome

•	Febrile infection-related epilepsy syndrome

•	Epilepsy of infancy with migrating focal seizures

•	Epilepsy with myoclonic-atonic seizures, otherwise known as myoclonic-atonic epilepsy (MAE) or Doose syndrome.

•	Landau-Kleffner syndrome

•	Developmental and epileptic encephalopathy with spike and wave activation in sleep (DEE-SWAS)

While these syndromes are individually considered an orphan disease, altogether we estimate approximately 220,000 patients are affected by DEE syndromes in the U.S.

About Longboard Pharmaceuticals

Longboard is a clinical-stage biopharmaceutical company focused on developing novel, transformative medicines for neurological diseases. Longboard’s small molecule product candidates are based on more than 20 years of GPCR research. Bexicaserin (LP352), an oral, centrally acting 5-hydroxytryptamine 2C (5-HT2C) receptor super-agonist, with no observed impact on 5-HT2B and 5-HT2A receptor subtypes, is being evaluated in a global phase III clinical program (the DEEp Program). Bexicaserin has Rare Pediatric Disease and Orphan Drug designations, and the FDA has granted Breakthrough Therapy designation for bexicaserin for the treatment of seizures associated with Developmental and Epileptic Encephalopathies (DEEs) for patients two years of age and older.

Bexicaserin is an investigational compound that is not approved for marketing by the FDA or any other regulatory authority.

About H. Lundbeck A/S

Lundbeck is a biopharmaceutical company focusing exclusively on brain health. With more than 70 years of experience in neuroscience, we are committed to improving the lives of people with neurological and psychiatric diseases.

Brain disorders affect a large part of the world’s population, and the effects are felt throughout society. With the rapidly improving understanding of the biology of the brain, we hold ourselves accountable for advancing brain health by curiously exploring new opportunities for treatments.

As a focused innovator, we strive for our research and development programs to tackle some of the most complex neurological challenges. We develop transformative medicines targeting people for whom there are few or no treatments available, expanding into neuro-specialty and neuro-rare from our strong legacy within psychiatry and neurology.

We are committed to fighting stigma and we act to improve health equity. We strive to create long term value for our shareholders by making a positive contribution to patients, their families and society as a whole.

Lundbeck has approximately 5,500 employees in more than 50 countries and our products are available in more than 80 countries. For additional information, we encourage you to visit our corporate site www.lundbeck.com and connect with us via LinkedIn.

Lundbeck Contacts

Palle Holm Olesen	Thomas Mikkel Mortensen
Vice President, Investor Relations	Media Relations Lead, Corp. Communication
PALO@lundbeck.com	THMR@lundbeck.com
+45 30 83 24 26	+45 30 83 30 24

Longboard Pharmaceuticals Contact

Megan E. Knight

Vice President, Head of Investor Relations

IR@longboardpharma.com

+1 858.789.9283

IMPORTANT INFORMATION FOR INVESTORS AND SECURITY HOLDERS

The tender offer (the Offer) for the outstanding common stock of Longboard referred to in this corporate release has not yet commenced. The description contained in this corporate release is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Lundbeck and its acquisition subsidiary will file with the U.S. Securities and Exchange Commission (the SEC). The solicitation and offer to buy the common stock of Longboard will only be made pursuant to an offer to purchase and related tender offer materials. At the time the Offer is commenced, Lundbeck will file a tender offer statement on Schedule TO and thereafter Longboard will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.

The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Lundbeck and when available may be obtained by directing a request to the Information Agent for the tender offer which will be named in the Schedule TO. Copies of the documents filed with the SEC by Longboard’s will be available free of charge on Longboard’s internet website https://ir.longboardpharma.com/financial-information/sec-filings or by contacting Longboard’s investor relations contact at IR@LongboardPharma.com.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Lundbeck, as well as the solicitation/recommendation statement filed by Longboard, Longboard will also file annual, quarterly and current reports with the SEC. You may read and copy any reports or other information filed by Lundbeck or Longboard at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Longboard’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Safe Harbor/Forward-Looking Statements

This corporate release contains forward-looking statements that provide our expectations or forecasts of future events such as new product introductions, product approvals and financial performance. Forward looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like “believe”, “anticipate”, “expect”, “estimate”, “intend”, “plan”, “project”, “will be”, “will continue”, “will result”, “could”, “may”, “might”, or any variations of such words or other words with similar meanings. All statements other than statements of historical facts included in this corporate release, including, without limitation, those regarding Lundbeck and Longboard’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Lundbeck and Longboard’s products), are forward looking statements.

Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause Lundbeck and Longboard’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that may affect future results include, among others, interest rate and currency exchange rate fluctuations; delay or failure of development projects, production or distribution problems; unexpected contract breaches or terminations; government-mandated or market-driven price decreases for Lundbeck’s products; introduction of competing products; Lundbeck’s ability to successfully market both new and existing products; exposure to product liability and other lawsuits; changes in reimbursement rules and governmental laws and related interpretation thereof; and unexpected growth in costs and expenses. Additional risks and uncertainties include, but are not limited to, risks related to Lundbeck’s ability to complete the transaction on the proposed terms and schedule; whether the tender offer conditions will be satisfied; whether sufficient stockholders of Longboard tender their shares in the transaction; the outcome of legal proceedings that may be instituted against Longboard and/or others relating to the transaction; the failure to receive (or delay in receiving) the required regulatory approvals relating to the transaction; the possibility that competing offers will be made; risks associated with acquisitions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; risks related to future opportunities and plans for Longboard and its products, including uncertainty of the expected financial performance of Longboard and its products; disruption from the proposed transaction, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; and other uncertainties pertaining to the business of Longboard, including those detailed in Longboard’s public filings with the SEC from time to time, including Longboard’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 and its subsequent Quarterly Reports on Form 10-Q. The reader is cautioned not to unduly rely on these forward-looking statements. The forward-looking statements in this corporate release and any oral presentations speak only as at the date of this corporate release. Longboard and Lundbeck disclaim any intent or obligation to update or revise these forward-looking statements, or to confirm such statements to reflect subsequent events or circumstances after the date of the corporate release or in relation to actual results, other than as may be required under applicable law or applicable stock exchange regulations.

Certain assumptions made by Lundbeck are required by Danish Securities Law for full disclosure of material corporate information. Some assumptions, including assumptions relating to sales associated with products that are prescribed for unapproved uses, are made considering past performances of other similar drugs for similar disease states or past performance of the same drug in other regions where the product is currently marketed. It is important to note that although physicians may, as part of their freedom to practice medicine in the US, prescribe approved drugs for any use they deem appropriate, including unapproved uses, at Lundbeck, promotion of unapproved uses is strictly prohibited.